Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q4 2017 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good morning, and welcome to the Lexington Realty Trust Fourth Quarter 2017 Earnings Conference Call and webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry. Please go ahead.

Heather T. Gentry:

Thank you, operator. Welcome to the Lexington Realty Trust Fourth Quarter 2017 Conference Call and webcast. The earnings release was distributed this morning, and both the release and supplemental disclosure package that details this quarter's results are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time, could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds From Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today's conference call, Will Eglin, CEO; Pat Carroll, CFO; and Executive Vice Presidents: Brendan Mullinix, Lara Johnson and James Dudley, will provide commentary around fourth quarter and full year results.

I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather. Good morning, and welcome to our fourth quarter 2017 earnings call and webcast.

Our year finished on a positive note with strong fourth quarter results. We generated net income attributable to common shareholders of $0.12 per diluted common share for the quarter and $0.33 per diluted common share for the full year 2017. Adjusted company FFO totaled $0.26 per diluted common share in the fourth quarter, which brought our total full year 2017 adjusted company FFO to $0.97 per diluted common share. This represents the high end of our revised 2017 adjusted company FFO guidance range. We provided initial 2018 guidance for net income and adjusted company FFO this morning with adjusted company FFO in the range of $0.95 to $0.98 per diluted common share. This indicates that 2018 results will be similar to 2017 despite lease rollover and concessions on early extensions, continued non-core asset dispositions and higher average borrowing costs as we extend debt maturities. Pat will speak in more detail shortly on guidance assumptions.

The past year was heavily focused on acquiring more high-quality industrial real estate, selling non-core assets as part of a multiyear disposition plan and managing our near-term lease expirations in an effort to improve the quality of our holdings and the value of our overall business. We were quite successful in all 3 areas and fully executed on the plan we put forward a year ago. Industrial revenues continue to increase, and we expect more than half of our revenue to come from industrial properties by year-end 2018. Our investment efforts resulted in the addition of 9.5 million square feet of primarily industrial assets to the portfolio for $728 million, the highest investment volume we've seen in recent years.

Our investment activities have been mostly concentrated in well-located industrial properties leased to strong credit tenants in secondary markets and have been predominantly newer generic distribution centers that we believe can be easily repurposed. In spite of the recent rise in treasury yields, we have not seen pricing across markets change in a meaningful way as demand for industrial real estate investments stayed strong. Given the competitive environment, we don't anticipate that 2018 investment activity will be as robust as it was in 2017, though we will continue to pursue investments in this space to the extent they make sense from both the pricing and asset quality standpoint. We still very much believe that reshaping our portfolio towards a better risk-adjusted long-term total return profile warrants continued investment in the industrial space, particularly as fundamentals remain positive. Our intent is to remain leverage neutral at year-end, so we would expect capital for new investments to come primarily from dispositions and available cash.

In regard to dispositions. We have enhanced the quality of our portfolio and further simplified our operations through asset sales. Dispositions have largely centered on short-term office, multi-tenanted, vacant and specialty assets, including retail, which represents only about 1% of our revenue. As we continue to sell more assets similar to these, we expect rollover risks and related capital expenditures to come down substantially over the long term. Although in the short term, these expenditures will fluctuate considerably quarter-to-quarter as we prepare assets for sale or extend leases in advance of expiration. We were pleased with the pricing we achieved on the properties we sold in 2017, and we expect to sell an additional $250 million to $300 million of office and other assets in 2018 as part of our ongoing disposition program.

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Leasing remains a major area of concentration for us. Currently, leases representing approximately 4.4% of our single-tenant revenue are rolling this year, down from almost 8% a year ago. Once we managed through 2018 and the first half of 2019 lease roll, the vast majority of our office portfolio will have been mark-to-market or acquired subsequent to the financial crisis. So we believe we should see some relative relief thereafter as it relates to reduced rental rates and lease concessions.

On a positive note, strong leasing volume, along with property sales, brought our portfolio to approximately 99% leased at year-end. Additionally, GAAP and cash renewal rents were strong for the quarter, increasing 22% and 11%, respectively. Overall, 2017 rents increased 7% on a GAAP basis but decreased 3% on a cash basis, mainly as a result of 2 office lease extensions.

I want to briefly touch on our balance sheet before I turn the call over to Brendan to discuss investments. Low leverage coming into 2017 positioned us well to utilize our balance sheet more efficiently during the year. Given our active year, we ended the year with leverage at 6.4x net debt to adjusted EBITDA, still within a comfortable range for us. Our unencumbered asset base also remained strong at more than 72% of our NOI and our unsecured debt to unencumbered NOI is 6x. Leverage may fluctuate quarter-to-quarter, but our goal is to end the year about where we are today.

As part of our balance sheet strategy, in the fourth quarter, we obtained secured financing on one wholly-owned property and one joint-venture property. The financing has mitigated risk, enhanced our yields and generated approximately $95 million of proceeds. We plan on obtaining additional office financings this year in order to reduce our equity investment in our office portfolio with the proceeds used to pay down our revolving credit facility and other debt. We will now have our respective department heads from three of our main business units: investments, dispositions and asset management provide more specifics on the quarter.

And with that, I will turn the call over to Brendan to discuss our investment activity.

Brendan Mullinix:

Thanks, Will.

We had another active investment quarter where we acquired approximately $140 million of industrial assets, bringing our total 2017 acquisition volume to $728 million at average GAAP and cash cap rates of 7.3% and 6.4%. Three properties we had committed to early in the year, closed during the quarter. These consisted of a 260,000 square foot cold storage facility in Warren, Michigan leased to Lipari Foods for 15 years; a 500,000 square foot distribution center in Romulus, Michigan leased to an automaker for 15 years; and a distribution center leased to Caterpillar for seven years in Lafayette, Indiana. We also purchased one distribution center located in Winchester, Virginia leased to the same automaker for 14 years.

At the end of 2016, we had a number of build-to-suits or forward commitments in our pipeline for delivery in 2017. As yield from the build-to-suit market compressed, there were fewer opportunities that we found compelling last year. And as a result, we were more active in the purchase of existing industrial properties. While we presently have no forward commitments in our 2018 pipeline, built-to-suits have started to become more active again, which we believe bodes well for us. While the majority of our investments last year were purchases, our business strategy still focuses on working directly with builders so we can generate more favorable yields.

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During the fourth quarter, we formed a joint venture with an affiliate of Clayco, a developer with whom we have worked numerous times in the past to pursue industrial build-to-suit projects. The joint venture acquired 151-acre parcel of land in a submarket of Columbus, Ohio, in which our initial investment totaled $5.8 million. The construction of site infrastructure is on target to start this quarter, and the first phase of development to make the pad-ready is expected to be completed this summer. The site can accommodate up to 2.4 million square feet of warehouse/distribution properties.

The Columbus industrial market has been quick to absorb space, and recent upgrades and completions to highway surrounding the park make it a great location for future industrial and distribution users. We will continue to keep you updated on the progress of the park and our other investment activities as the year progresses.

I'll now turn the call back over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan.

In the fourth quarter, we sold another $48 million of non-core assets, bringing our total disposition activity for 2017 to $242 million at average GAAP and cash cap rates of 7.5% and 7.7%, respectively. We made progress reshaping the portfolio during the year, disposing of 34 consolidated assets, including vacant, multi-tenanted, short-term single-tenant office and retail properties. The portfolio of sold properties was 49% leased at the time of sale and 2.2 million square feet of vacancy less the portfolio as a result of disposition activity in 2017. At the beginning of last year, our multiyear disposition plan had anticipated the sale of an additional $250 million to $300 million of properties in 2017 at an average cash cap rate range of 8.4% to 8.9%. The pricing came in much better than we had projected. Additionally, we collected $138 million from winding down our loan portfolio, which generated greater proceeds than we had forecast when the year began.

In an effort to further reposition our portfolio, we anticipate selling up to $250 million to $300 million in 2018 at estimated average GAAP and cash rate ranges of 8.25% to 9% and 7.5% to 8.25%, respectively. About 80% of the plan is anticipated to be the sale of office properties, with the balance in other non-core assets. Importantly, we expect a meaningful part of the 2018 disposition program to be focused on our expanded efforts to sell certain single-tenant office properties with remaining intermediate lease terms of seven to 10 years, some of which are build-to-suits originated in 2011 or 2012 where we expect net gain. We believe that these dispositions, along with the sale of vacancy, multi-tenant office and other non-core assets, will further simplify and enhance the quality of our portfolio.

With that, I'll turn the call over to James, who will provide an update on leasing.

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James Dudley:

Thanks, Lara.

We leased an additional one million-plus square feet of space in the fourth quarter to end the year with strong leasing volume of roughly four million square feet. Our portfolio was 98.9% leased at year-end with a weighted average lease term of 9.1 years. At year-end, our industrial portfolio was approximately 100% leased with a weighted-average lease term of 10.6 years compared to 10.4 years at the end of 2016. Other office portfolio was just over 99% leased with a weighted-average lease term of 7.7 years compared to 7.2 years at the end of 2016. Our three-year lease extension with Geodis Logistics in Statesville, North Carolina for 640,000 square feet was the main driver of our GAAP and cash rental increases at 22% and 11%, respectively, for the quarter.

Also during the quarter, we signed approximately 100,000 square feet of new leases at our Farmers Branch, Texas multi-tenant office property. Our team has done an excellent job at creating value at this property by taking this formerly single-tenant asset and securing new tenants to raise occupancy from 37% in second quarter of 2016 to almost 100% at year-end 2017. The property will now be marketed for sale. At the end of 2017, we had one nonrenewal from a tenant that had been leasing approximately 43,000 square feet at an office property in Richmond, Virginia. We are in the process of marking the space for lease. Subsequent to quarter-end, we signed a three-year lease with TSYS at our 62,000 square foot office property in McDonough, Georgia, which had been leased to Litton Loan Servicing. There will be an annual cash rental decline of approximately $500,000 for this property.

We continue to proactively pursue tenant renewals through our tenant relationships, and when we have visibility on forward vacancy, we promptly began to market to mitigate downside potential. Already we have done a great deal of work managing our 2018 lease for all through sale or releasing. We currently have a little less than 4.5% of single-tenant lease revenue to address.

As it relates to 2018 expirations. On the office side, negotiations are underway with Huntington Ingalls in Pascagoula, Mississippi for 95,000 square feet and with a prospective tenant for 43,000 square feet of space in our Irving, Texas office property that is currently leased to Pacific Union. We are also marketing our 44,000 square foot office property in Wallingford, Connecticut currently leased to 3M through the end of June 2018, as well as our 320,000 square foot Overland Park, Kansas office property currently leased to Swiss Re through the end of 2018. As Will mentioned on previous calls, there is a large nonrecourse mortgage of $33 million on the property, which means that our downside risk is mitigated in the event we cannot create value in excess of the loan balance. In addition, we have been negotiating a lease extension or possible sale with FedEx on our 520,000 square foot office facility in Memphis. Their current lease is through June of 2019 and represents about a third of 2019 office lease roll. If we secure a long-term lease extension with them, we would expect a decrease in rent from what they are currently paying.

On the industrial side. We don't have any 2018 leases rolling until the end of September, although Plastic Omnium in Duncan, South Carolina; Staples in Henderson, North Carolina; and Bay Valley Foods in Plymouth, Indiana will not be renewing at the end of their respective lease terms. We have made progress on marketing these assets for sale or lease. And because of the advanced notice of vacancy and continued strong demand for industrial product, we are optimistic on favorable sales or leasing outcomes. As a whole, these properties represent only 720,000 square feet and less than 1% of overall portfolio revenue. Additionally, we expect Sears, who's located in one of our Memphis warehouses, to stop paying rent on March 1, 2018, in breach of the lease. This property generated approximately $1.7 million in GAAP rent and $1.6 million in cash rent, representing less than a $0.01 per share of adjusted company FFO in 2017.

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Touching briefly on retail. We're still in the process of marketing our 46,000 square foot vacant property in Albany, Georgia. And we believe we have a promising prospect to lease the entire space.

I'll turn the call over to Pat now, who will discuss financial results.

Patrick Carroll:

Thanks, James.

Gross revenues for the quarter were $102 million compared with gross revenues of $95 million for the same time period of 2016. The increase for the quarter was primarily related to revenue generated from property acquisitions and new leases. Gross revenues for the full year 2017 totaled $392 million compared to gross revenues of $429 million for calendar year 2016. This decrease was largely attributable to heavy disposition volume, most notably, the New York City land investments in 2016. Despite a decrease in full year revenue, we believe our portfolio repositioning has improved overall portfolio quality and positioned the company more favorably over the long term.

Net income attributable to common shareholders for the quarter was $29 million or $0.12 per diluted common share compared to $14 million or $0.06 per diluted common share for the same time period in 2016. Full year 2017 net income attributable to common shareholders totaled $79 million or $0.33 per diluted common share compared to $89 million or $0.37 per diluted common share. We provided an expected net income attributable to common shareholders guidance range this morning of $0.76 to $0.79 per diluted common share. This range is subject to change throughout the year.

Adjusted company FFO for the quarter was $63 million or $0.26 per diluted common share compared to $60 million or $0.24 per diluted common share for the same time period in 2016. The increase relates to acquisitions coming online and the sale of vacant properties in 2017. Full year 2017 adjusted company FFO totaled $0.97 per diluted common share compared to $1.14 per diluted common share for the full year 2016. As we have discussed on previous earnings calls, the primary change in our adjusted company FFO resulted from high disposition volume in 2016, particularly the sale of the New York City land investments, which contributed roughly $0.11 per diluted common share to adjusted company FFO in 2016.

We provided initial 2018 adjusted company FFO guidance this morning in the range of $0.95 to $0.98 per diluted common share, which is roughly in line with 2017. Guidance assumptions include, but are not limited to, up to $250 million to $300 million of dispositions, the leasing outcomes we have visibility on, as James discussed, and higher borrowing costs as we extend our average debt maturity and replace floating-rate debt with fixed-rate debt. The main differences in the high and low ends of our guidance relates to the amount and timing of disposition proceeds and whether they are used for debt reduction versus new investments.

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Same-store NOI was approximately $239 million as of year-end 2017, down just 0.2% when compared to 2016 same-store NOI. Same-store percentage lease was 98.4% as of the end of 2017 compared to 98.7% at the year-end 2016.

Property operating expenses were just over $12 million and in line with the same time period in 2016. We paid approximately $2.4 million in leasing costs and tenant improvements during the quarter, which brings our total TI and leasing costs to approximately $18 million at year-end. We have budgeted approximately $17 million in 2018, although this amount could increase as we address future lease expirations.

G&A expenses were approximately $8.6 million for the quarter. Full year G&A came in at about $34 million. Our 2018 G&A budget is expected to be approximately $32 million. We have made good progress in simplifying our operations, and we continue to focus on lowering our costs.

Now moving on to the balance sheet. At year-end, we had $112 million of cash from the balance sheet, including cash classified as restricted. We have approximately $2.1 billion of consolidated debt outstanding, which bears a weighted-average interest rate of approximately 3.6% and has a weighted-average term of seven years. Our weighted average interest rate has increased slightly since last quarter as a result of additional secured property financing. However, the rate has decreased year-over-year by 46 basis points.

Fixed charge coverage at the end of the quarter was approximately 2.8x with leverage at 6.4x net debt to adjusted EBITDA at the end of the year due primarily to increase in investment activity.

We repaid $40 million on our revolving credit facility during the quarter and we end the year with $160 million outstanding. Our intention is to pay down our revolver with mortgage proceeds on some of our office properties.

We also retired an aggregate of $18.4 million of secured mortgage debt during the quarter at a weighted-average interest rate of 6.1%, bringing total mortgage debt that's satisfied during the year to approximately $63 million. Currently, we have $7 million of non-recourse balloon mortgage payments coming due in 2018. Our unencumbered asset base was approximately $3.5 billion, representing approximately 72% of our NOI as of December 31, 2017.

We did take the opportunity in the fourth quarter to finance 2 properties in an effort to mitigate risks, lengthen debt maturities and extract attractively priced capital from the assets. In the first financing, we obtained approximately $45.4 million non-recourse financing on our AvidXchange office property in Charlotte, North Carolina that has a weighted-average debt maturity of 13.2 years and a weighted-average fixed rate of 5.2%. The financing consisted of a $37.4 million, 15-year first mortgage and an $8 million 5-year mezzanine loan. This build-to-suit was completed in the second quarter of 2017, and our 2018 cash-on-cash return is now an estimated 17.7% on our equity. In the second financing, our joint venture, in which we have a 25% interest, obtained third-party mortgage financing for the British school in Katy, Texas in the amount of $50 million at an annual fixed rate of 5.13%, which matures in December 2022. The joint venture used $49.1 million of the proceeds to satisfy the construction loan we had provided. Completed in the third quarter of 2016, the 2018 cash-on-cash return is an estimated 9.4% on equity.

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Now I'll turn the call back over to Will.

T. Wilson Eglin:

Thanks, Pat. Operator, I have no further comments at this time. So we are ready for you to conduct the question and answer portion of the call.

Operator

(Operator Instructions) The first question will come from Sheila McGrath of Evercore ISI.

Sheila McGrath:

Oh yes, good morning. Will, you did have a goal over time to lower the cap expenditure profile of the company partly by mix shift to industrial and partly by moving office to longer-weighted average lease term. I just wonder if you could give us an update of how the CapEx kind of profile for the company looks in '18, '19 versus the past couple of years?

Patrick Carroll:

Hi, Sheila. It's Pat. Yes. The transformation to more industrial has reduced that -- our budgeted CapEx --expense. In '18, we're estimated to be about $17 million, which is really a part because of the extensions of the leases we've already done and the reduced exposure we have to office roll in the next couple of years compared to what we had prior.

Sheila McGrath:

Okay. So that...

T. Wilson Eglin:

Over 5 or 6 years, it's probably been roughly cut in half as office has shrunk and weighted average term has been extended from about 5.5 years in that portfolio to about 7.7 years today. So...

Sheila McGrath:

Okay. So that $17 million number for 2018 includes all TI and commissions for the year?

Patrick Carroll:

Yes. Budgeted TI and lease commissions for the whole portfolio. I mean, if you look at what we had in the '17 year, the vast majority of the expenditures are on the office portfolio and the multi-tenant portfolio and a very small amount is on the industrial portfolio. So as we transform more to an industrial, you'll see those numbers coming down.

Sheila McGrath:

Okay. That's great. And as a follow-up on that. If you look at what you're planning to sell this year and targeted acquisitions, how does the portfolio look in terms of mix of industrial, office, shorter-term leases versus like a couple of years ago? Just so we could kind of look at the progress there.

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T. Wilson Eglin:

Well, in the last 5 years, the amount of NOI that we've derived from industrial has about doubled. And if we can find a little more industrial to buy this year, we have a chance of having portfolio mix be roughly 55% industrial, 45% office as we get toward year-end. And the portfolio disposition plan this year is heavier than we would've thought than last year, and about 80% of it is in office so that shift is going to continue.

Sheila McGrath:

Okay. And last question. Just on FedEx, is there -- is that -- there is no change to that situation? That it's still under negotiation? Or I thought you said you might consider selling the asset. Is that new information?

T. Wilson Eglin:

Yes. The discussions with FedEx are ongoing. And they've expressed an interest in either/or, continuing to occupy the building subject to a lease or perhaps purchasing it. So that's an -- a discussion that's continuing.

Sheila McGrath:

Okay. Thank you.

Operator:

Our next question comes from Craig Mailman of KeyBanc Capital Markets. Please go ahead.

Laura Dickson:

Hi everyone. This is Laura Dickson here with Craig. Will, I know it continues to be a tough investment environment. But I just was wondering if you could kind of elaborate on what you're seeing right now like in terms like cap rates and competition on forward commitments? And then in regards to like the improvement in BTS opportunity -- in build-to-suit opportunities, is that primarily from the joint venture? Or if you can elaborate there, too.

T. Wilson Eglin:

Yes. So far even though treasury yields have gone up, we still see a lot of capital chasing industrial investments and no change in cap rates yet. So there are some things we're working on. We have no commitments presently. So it's certainly possible that erring on the side of preserving balance sheet would work in our favor to the extent cap rates inch up a little bit as the year progresses. So most of what we see is sort of in the middle of that 5.5% to 6.5% cap rate area. The one change that I would say this year is we are starting to see some build-to-suit opportunities for delivery next year, which we think may prove to be more -- it may be more lucrative to wait for those opportunities versus pursuing purchases this year. Last year, yields had compressed from build-to-suit and there was a lot of spec building, and we didn't see many opportunities as the year progressed. But this year, we're starting to see a little bit more opportunity in that space, which -- that's the best part of our business. So, I think that bodes well for us.

Laura Dickson:

Okay. And then, for -- regarding the JV for the land parcel. Is that primarily going to be spec? Or is that a bigger strain to market ahead of time?

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Brendan Mullinix:

No. This is Brendan. No, we're planning to pursue build-to-suit opportunities in that park.

Laura Dickson:

Okay. And then can you recap the downside from the move-outs in 2018? It sounded like there were a couple like in Sears, for example.

Patrick Carroll:

Well -- I mean, Sears, is -- as we said in the calls, about $1.7 million in GAAP. And we obviously are not agreeing with their interpretation of the lease, so we will fight back. The rest of the move-outs from an industrial standpoint happen in the tail-end of the year. So they don't have as big an impact on '18 as if they were obviously in the forefront of the year.

Laura Dickson:

Okay. So it's primarily the Sears move-out then. And then...

Patrick Carroll:

Yes, it is. If it's a true lease, a true stop payment on the lease from the industrial.

Laura Dickson:

Okay. Okay. And then just quickly, what rate do you think you'll able to turn out -- turn out the revolver at with mortgage debt? Just kind of curious like what kind of drag that could be on guidance.

T. Wilson Eglin:

That's probably in the high fours. Right now, or like if we were selling bonds, we'd be at about 200 over the 10-year treasury. I think mortgage financing would be comparable.

Laura Dickson:

Okay. That’s it for me. Thank you..

Operator:

[Operator Instructions] Our next question comes from John Guinee of Stifel. Please go ahead.

John Guinee:

Great. And welcome aboard to all of the new speakers. Did you talk at all Will about any sort of reorg or personnel changes?

T. Wilson Eglin:

I didn't.

John Guinee:

Do you want to?

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T. Wilson Eglin:

Actually, I think it's appropriate given the passage of time that the next generation of leadership have an opportunity to present themselves to shareholders and talk about the parts of our business that they're responsible for. So -- that's the thinking behind it.

John Guinee:

Great. Okay. A couple of things. First, is $2 billion worth of asset sales to completely eradicate yourself of that product type. You've got $250 million to $300 million a year is a -- 7, 8-year process. Any thought about just ripping the Band-Aid off sooner even though it'll most likely be a couple 100 basis points dilutive on each asset sale and repurchase into industrial? That's one question. And then the next obvious question is, at $8.30 a share for the share price, I think you have a track record of being a modest share repurchasers at that level.

T. Wilson Eglin:

All right. I'll answer the second question first. We do believe that the share price is attractive, and we havean existing share repurchase authorization. So I think that at these levels, you should expect us to be active to take stock out of circulation. And to the question of what the direction is with respect to the office portfolio, I think the idea of transacting for all of it in size like that, there's -- it's a very large check to write. I think as we think of what we want to do with that portfolio not over eight years, but over a few years is to continue to maximize value on a portion of it that tends to be the shorter-lease stuff and in markets where maybe we only own one building. So directionally, we may, over a few year period, shift the portfolio mix to 75% industrial, 25% office if we choose to go down that path. But I want to be clear and say that all options are on the table for how we continue to shrink the office portfolio, and we do recognize that that exposure weighs heavily on our cost of capital.

John Guinee:

Yes. And then the last question is essentially, $0.96 at the midpoint, about $0.24 a share. That's probably going to be under some pressure in the first half of '19, as you've pointed out. Can you maintain $0.24 a share and $0.96 a year into '19 given the dilutive reinvestment strategy plus the known lease expirations?

T. Wilson Eglin:

It depends on what reinvestment yields are and how well we finance. We pointed out some events around 2019, and particularly the Swiss Re buildings in the Kansas City market and resolving the Federal Express lease that would put pressure on FFO. As we look into '19, I would say that the AFFO number doesn't suffer as much because so much CapEx is coming out of our cash flow as we reposition the portfolio. And we have about 80% of our revenue now from leases with escalations in it. So you're correct that there might be some additional weakness in FFO, but the underlying cash flow number still looks pretty good.

John Guinee:

Pat about how much weakness?

Patrick Carroll:

Haha. Nice try, John.

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John Guinee:

Thanks. Talk later.

Operator:

Our next question comes from Jon Peterson of Jefferies. Please go ahead.

Jon Petersen:

I wanted to follow up. You talked about swapping out some floating for fixed-rate debt. I'm looking at your debt page here. You've got a couple of floating-rate term loans that are already swapped. One through, I guess, that'll probably expire this month and another through January of '19. So should we be thinking about you guys putting new swaps on those term loans when the current swaps expire through their maturity? Or are you guys going to be issuing new debt and getting rid of that? Or were you just talking about the $160 million on the credit facility that you'd swap now?

Patrick Carroll:

Hey, Jon. The answer's on that one swap, the 20 swap. Those -- the 20-term loan in that -- that swap did expire in February. When we talked about replacing it, we were talking about the financing of the mortgage -- the office portfolio with mortgage debt and paying down the revolver. And to the extent that we want to, we can pay down the term loan and then we'll discuss whether swapping it for the remaining term after that.

Jonathan Petersen:

Got it. Okay. All right. That makes sense. And then when Lara was talking about dispositions on office properties, it sounded like there was a target towards those with 5 to 7 years left on the lease. Just kind of curious if you guys can maybe stagger out for us like what kind of cap rates do you get on kind of a single-tenant building with 5 to 7 years left versus something with 10-plus years left versus something that has less than 5 years left? Just maybe give us an ideal of range of those cap rates when you're at those different durations on the lease.

Lara Johnson:

Sure. This is Lara. Good morning. So to some extent, obviously, it depends on the market, the tenant and the credit of the tenant. So there is a fairly sizable range. So we are seeing a reasonable amount of appetite in private investors for the yield associated with those types of assets. So if I had to generalize, I would say in the eights. But again, it's fairly specific to the asset market and tenancy.

Jonathan Petersen:

Okay. So it's eights on the 5 to 7 years. How does that compare for like a 10-year today for these same types of properties.

Lara Johnson:

Obviously, the longer the term -- if you have a reasonably good credit and you're in a comparable market, we're going to see a better cap rate. Office buyers are more term-sensitive than they had been in the past 5 years. So it's kind of the 15-year term is the new 10 year, if you will. But meaningfully better if you're over 10 years.

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Jonathan Petersen:

Alright, I appreciate it. Thank you.

Operator:

Our next question comes from John Massocca of Ladenburg Salmon. Please go ahead.

John Massocca:

Good morning. I know you kind of -- you may not want to give the exact number on this, but TI is coming down a little bit year-over-year this year. But would you expect that it can maybe bounce back up kind of given the office lease roll and maybe some potential noise around FedEx in 2019 and 2020? Or is this kind of going to be a steady run rate going forward?

T. Wilson Eglin:

Well, it can fluctuate, John, from quarter-to-quarter. And there will be times where we think it's advisable to spend meaningful capital to position an asset to be sold where it's just -- is a sensible investment for us. So sometimes it'll be low, sometimes it'll be a little higher. But directionally, over a 3- to 5-year period, it's certainly going to be lower than it is today.

John Massocca:

Okay. And then I know it's not a huge portion of your portfolio, but do you kind of look at the retail and the specialty side of the business? I mean, would that be something you'd look to exit? And then – and what kind of pricing do you think you can get on those assets if you did try to get out of that space?

T. Wilson Eglin:

Yes. We're trying to grind that stuff portfolio down to 0. And it's less than 5% of our NOI. At this point, cap rates are all over the map and in some cases, we're selling buildings that are under occupied. So it's more of a per-square-foot question, not cap rate. But it's -- the retail portfolio is so small now that the values are sort of de minimis. And regardless of what the cap rates are, it wouldn't have a meaningful impact on our results by selling that stuff and redeployment of capital.

John Massocca:

Understood. That’s it for me. Thanks very much.

T. Wilson Eglin:

Thank you.

Operator:

This concludes our question-and-answer session. I would like to turn the conference back over to Will Eglin for any closing remarks.

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T. Wilson Eglin:

Well, thanks again, everyone, for joining us this morning. We appreciate your continued participation and support. And if you would like to receive our quarterly supplemental package, please contact Heather Gentry or you can find additional information on the company on our website at www.lxp.com. And as always, you may contact me or the other members of our senior management team if you have any questions. Thanks, again. And have a great day.

Operator:

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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